Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Monday, March 21, 2011
Blue Valley Ban Corp. Reports Annual and Fourth Quarter 2010 Results
Overland Park, Kansas, March 21, 2011 — Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced net loss for the quarter ended December 31, 2010 of $1.0 million, compared to net loss of $2.5 million for the quarter ended December 31, 2009. The fully-diluted loss per share was $0.47 for the three months ended December 31, 2010, compared to fully-diluted loss per share of $1.03 in the same period of 2009. Net loss for the year ended December 31, 2010 was $2.7 million, or fully-diluted loss per share of $1.38, which is an improvement of 81.2% from the net loss of $14.6 million or fully-diluted loss per share of $5.68 for the same period of 2009.
The Company has experienced improvement in its operating results. The Company’s subsidiary, Bank of Blue Valley, continues to maintain capital levels in excess of the regulatory requirement for a well capitalized institution, as well as maintain a strong liquidity position. “While the Company continued to face challenges during 2010, we were able to show improvement in many areas of operation. We experienced improvement in asset quality with a decline in non-performing assets by 12.9%, a decline in net loan charge offs by 40.3% and a decline in past due loans by 90.9%. In addition, our net interest margin began expanding in the second quarter and improved every quarter thereafter during 2010. With our strong liquidity and capital positions going into 2011, we are well positioned to develop new lending relationships, look for opportunities to expand our non-interest income and continue to improve our operating performance” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
For the year ended December 31, 2010, net interest income decreased 12.9% to $15.9 million compared to $18.3 million for the same period in 2009, due to a change in asset mix, specifically higher average federal funds sold and other short-term investment balances with lower yields. Lower average outstanding loan balances have also contributed to the decline in interest income for the year ended December 31, 2010, as compared to the same period in the prior year, balances have declined $90.1 million, or 14.8%, as a result of several large loan payoffs, loan foreclosures, and lower loan origination volume as a result of the current economic environment. The decline in interest income was offset by lower interest expense. Interest expense has declined $3.6 million, or 20.1%, for the prior year as a result of a decline in rates paid on deposits. As market rates have declined, the rates on deposits have also declined. The Company also had funds from various certificate of deposit promotions mature and as those higher rate certificates matured they were renewed at lower market rates. In addition, the Company entered into a restructuring transaction during the third quarter of 2010 of $42.5 million of its Federal Home Loan Bank advances. This transaction reduced the effective rate, as well as modified the maturity date on these borrowings.
The provision for loan losses for the year ended December 31, 2010 was $3.1 million compared to $21.6 million in the same period in 2009. The Company has experienced a reduction in non-performing loans by $4.5 million, or 13.0%, and a decline in net loan charge offs by $5.6 million, or 40.3%, since December 31, 2009. The significant provision for loan losses recorded during 2009 was a result of refining the Company’s allowance for loan loss methodology to better reflect the inherent losses in the loan portfolio and to increase the general reserves on our performing loans to reflect the impact of the weakened economic conditions.
Non-interest income increased $574,000, or 7.1%, for the year ended December 31, 2010. This was the result of an increase in loans held for sale fee income of $721,000, or 25.9%, due to more favorable terms received on mortgage loans sold in the secondary market, resulting in higher held-for-sale fee income. Contributing to the increase was $885,000 in realized gains on available-for-sale securities, an increase of $539,000, or 155.8%, as compared to 2009. The Company sold $29.0 million in available-for-sale securities during 2010 compared to $11.0 million in securities sold in 2009. Securities were sold in 2010 to reduce the long-term maturity risk within the investment portfolio. The increase in non-interest income was partly offset by a decrease in service fees, specifically non-sufficient fund (NSF) charges and service fees. The decrease in these fees was due to fewer overdraft items by our customers and a decrease in account service charges on commercial accounts. Other service charges income, which includes income from trust services, investment brokerage, merchant bankcard processing and debit card processing, increased by $243,000, or 13.7%, as compared to 2009. The increase was primarily attributed to income generated from signature based debit card transactions associated with our performance checking product and increased activity in our investment brokerage and trust services. Other non-interest income decreased $519,000, or 31.2%. This decrease was due to lower gains realized on the sale of foreclosed assets held for sale by 40.6%. Other non-interest income also decreased due to the effect of recording the net fair value of certain mortgage loan-related commitments. The net fair value of mortgage loan-related commitments recorded for 2010 was a gain of $127,000 compared to a gain of $236,000 in 2009, a decline of $109,000, or 46.2%. The fair value on these commitments will fluctuate based on the market rates for mortgage loans.
Non-interest expense decreased 7.4% to $25.8 million in 2010 from $27.8 million in 2009. The decrease in non-interest expense was attributed to a decrease in the provision for other real estate required by the Company for declines in real estate values. The Company recorded a provision of $734,000 in 2010, compared to a provision of $1.4 million, representing a decrease of 46.1%. Other operating expenses also decreased due to lower expenses related to foreclosed assets held for sale, which declined $525,000, or 21.0%, in 2010 as compared to 2009 as a result of a reduction in the number of construction and rehab rental properties held for sale. Also contributing to the decrease in non-interest expense was a decline in salaries and employee benefits by $519,000, or 4.2%, as a result of lower salaries expense due to staff restructuring in the third quarter of 2009 and lower commissions paid during the period on mortgage loans originated and sold in the secondary market as a result of decreased origination volume and a change in the commission structure for each loan originated and sold. These decreases in non-interest expense were partly offset by higher professional fees paid as a result of legal fees related to loan workouts, routine litigation and foreclosed assets held for sale.
Net interest income remained flat at $4.3 million for both the fourth quarter of 2010 and 2009. Net interest income declined each quarter in 2009 and in the first quarter of 2010. Net interest income increased in the second quarter of 2010 and continued increasing through the fourth quarter of 2010, returning to the same level as the fourth quarter of 2009. The Company continued to hold higher average balances in federal funds sold and other short-term investment balances with lower yields. Average outstanding loan balances have contributed to the decline in interest income for the three month period ended December 31, 2010, as compared to the same period in the prior year, as the balances have declined by $71.0 million, or 12.4%, as a result of several larger loan payoffs, loan foreclosures, and lower loan origination volume as a result of the current economic environment. The decline in interest income was partially offset by lower interest expense. As deposit market rates have declined, our rates on deposits have also declined. The Company also had funds from various certificate of deposit promotions mature and as those higher rate certificates matured they were renewed at lower market rates. In addition, the Company entered into a restructuring transaction during the third quarter of 2010 of $42.5 million of its Federal Home Loan Bank advances. This transaction reduced the effective rate, as well as modified the maturity date on these borrowings. The provision for loan losses for the three month period ended December 31, 2010 was $1.6 million, compared to $2.5 million for the same period in the prior year.
Non-interest income increased $1.1 million, or 68.9%, for the three month period ended December 31, 2010, as compared to the same period in 2009. The improvement was a result of an increase of $643,000, or 136.2%, in loans held for sale fee income. This increase was primarily due to more favorable terms on mortgage loans sold in the secondary market, resulting in higher held-for-sale fee income. In addition, mortgage loan originations for the fourth quarter of 2010 increased $10.7 million, or 31.2%, as compared to mortgage loan originations for the same period in 2009. Contributing to the increase were realized gains on available-for-sale securities of $448,000 during the fourth quarter of 2010. There were $10.0 million available-for-sale securities sold during the fourth quarter of 2010 to reduce the long term maturity risk within the investment portfolio. There were no securities sold during the same period in 2009. Other service charges income, which includes income from trust services, investment brokerage, merchant bankcard processing and debit card processing, increased by $39,000, or 8.2%, for the three months ended December 31, 2010, as compared to the same period in 2009. The improvement was a result of an increase in income generated from signature based debit card transactions associated with our performance checking, as well as increased activity in our trust department. These increases in non-interest income were offset by a decline in NSF charges of $86,000, or 26.8%. The decrease was due to fewer overdraft items by our customers and a decrease in account service charges on commercial accounts.
Non-interest expense decreased $447,000, or 6.0%, for the three month period ended December 31, 2010, as compared to the same period in the prior year. The decrease in non-interest expense was attributed to the decrease in other operating expenses of $457,000, or 11.7%. The other operating expenses decreased due to lower expenses related to foreclosed assets held for sale of $226,000 or 14.9%. Also contributing to the decrease in non-interest expense was a decrease in Federal Deposit Insurance Corporation (FDIC) assessments by $575,000, or 55.7%, as compared to the same period in the prior year, as a result of a lower assessment base and recording the accrual for the current period. These decreases were partly offset by an increase in professional fees of $303,000 as a result of the legal fees related to loan workouts, routine litigation and foreclosed assets held for sale. Also in 2009 the Company received reimbursement for legal fees incurred on a specific litigation from the Company’s insurance carrier.
Total assets, loans and deposits at December 31, 2010 were $723.1 million, $492.5 million and $541.2 million, respectively, compared to $774.0 million, $554.1 million and $590.1 million one year earlier, respectively, decreases of 6.6%, 11.1% and 8.3% for assets, loans and deposits, respectively. As of December 31, 2010, the Company’s subsidiary, Bank of Blue Valley, maintained capital levels in excess of regulatory requirements for a well capitalized institution.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; deterioration in the demand for mortgage financing; legislative or regulatory changes; regulatory action; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the Company’s non-payment on TARP funds or Trust Preferred Securities; the loss of key personnel; significant increases in competition; potential unfavorable actions from rating agencies; potential unfavorable results of litigation to which the Company may become a party, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors. Nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
BLUE VALLEY BAN CORP.
YTD AND FOURTH QUARTER 2010
FINANCIAL RESULTS
(In thousands, except per share data)
(unaudited)

	2010	2009
Year Ended December 31
Net interest income	$15,940	$18,307
Provision for loan losses	3,095	21,635
Non-interest income	8,619	8,045
Non-interest expense	25,767	27,841
Net income (loss)	(2,742)	(14,610)
Net income (loss) available to common shareholder	(3,847)	(15,655)
Net income (loss) per share — Basic	(1.38)	(5.68)
Net income (loss) per share — Diluted	(1.38)	(5.68)
Return on average assets	(0.35)%	(1.79)%
Return on average equity	(10.25)%	(33.07)%

Three Months Ended December 31
Net interest income	$4,311	$4,345
Provision for loan losses	1,645	2,500
Non-interest income	2,747	1,626
Non-interest expense	7,047	7,494
Net loss	(1,039)	(2,542)
Net loss available to common shareholder	(1,328)	(2,832)
Net loss per share — Basic	(0.47)	(1.03)
Net loss per share — Diluted	(0.47)	(1.03)
Return on average assets	(0.56)%	(1.28)%
Return on average equity	(14.18)%	(27.08)%

At December 31
Assets	$723,101	$773,967
Loans	492,454	554,111
Deposits	541,218	590,110
Stockholders’ Equity	57,164	60,603